As filed with the Securities and Exchange Commission on November 9, 2011

Registration No.  333-____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

The First of Long Island Corporation

(Exact name of registrant as specified in its charter)

New York	11-2672906
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Glen Head Road, Glen Head, New York 11545, (516) 671-4900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Michael N. Vittorio
President and Chief Executive Officer
The First of Long Island Corporation
10 Glen Head Road, Glen Head, New York 11545, (516) 671-4900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

John J. Gorman, Esquire,
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W., Suite 780
Washington, D.C. 20015

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated file, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, Par Value $0.10 Per Share	500,000 shares	$25.525	$12,762,500	$1,463

(1)
Pursuant to Rule 416(a), the number of shares being registered shall include an indeterminate number of additional shares of common stock or common stock that may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with anti-dilution provisions of the Dividend Reinvestment and Stock Purchase Plan.

(2)
The registration fee with respect to these shares has been computed in accordance with Rule 457(c), based upon the average of the high and low prices for shares of the Common Stock on November 8, 2011.

The First of Long Island Corporation
Dividend Reinvestment and Stock Purchase Plan
Common Stock, Par Value $0.10 Per Share

This prospectus relates to shares of common stock, par value $0.10 per share, of The First of Long Island Corporation, a New York corporation, which may be offered and sold from time to time pursuant to the terms of The First of Long Island Corporation Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

The Plan provides participants with a convenient and economical method for investing cash dividends paid on our common stock in additional shares of our company stock. Eligible participants also will be able to buy additional shares with optional cash payments (maximum: $5,000 per quarter). This prospectus describes and constitutes our Dividend Reinvestment and Stock Purchase Plan.

Shares of common stock will be (i) purchased on the open market, (ii) purchased directly from The First of Long Island Corporation from authorized but unissued shares or (iii) purchased directly from The First of Long Island Corporation treasury shares.

You may enroll in the Dividend Reinvestment and Stock Purchase Plan by completing the enclosed enrollment card and returning it to the plan administrator. We have appointed our stock transfer agent, Registrar and Transfer Company, to serve as the plan administrator.

Shares of our common stock are traded on the NASDAQ Global Select under the symbol “FLIC.” On November 8, 2011, the closing price of our common stock was $25.85.

We have registered 500,000 shares of our common stock for sale under the Plan. You should keep this prospectus for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares offered are our equity securities and are not savings accounts, deposits or other obligations of our bank subsidiary and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

The date of this prospectus is November 9, 2011

We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. The Plan is not available to any person to whom we may not legally offer it. The date of this prospectus is November 9, 2011. You should not assume that the information in this prospectus is still accurate as of any later date.

About This Prospectus

This document is called a prospectus and is part of the registration statement that we filed with the Securities and Exchange Commission (the “SEC”) relating to the offer and sale of shares of our common stock for the accounts of participants in our Dividend Reinvestment and Stock Purchase Plan. This prospectus provides you with the terms of the Plan. The registration statement can be read at the SEC'sWeb site or at the SEC's office mentioned under the heading “Where You Can Find More Information.”

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state or jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of these documents.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our” or similar references mean The First of Long Island Corporation and its subsidiary and the “Bank” means our wholly-owned subsidiary, The First National Bank of Long Island.

The First of Long Island Corporation

The First of Long Island Corporation is the holding company for The First National Bank of Long Island. Our common stock is quoted on the NASDAQ Capital Market under the symbol “FLIC.” The Bank operates from 35 offices under a national bank charter and provides financial services to individuals and corporate customers primarily in Nassau and Suffolk Counties, New York. The Bank’s primary deposit products are savings and demand deposit accounts and certificates of deposit. Its primary lending products are real estate, commercial and consumer loans.

Our main office is located at 10 Glen Head Road, Glen Head, NY 11545 and our telephone number is (516) 671- 4900.

Risk Factors

There are risks and uncertainties involved with an investment in shares of our common stock. See the “Risk Factors” sections of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which we file with the SEC and incorporate by reference into this prospectus, for a discussion of the factors that should be considered in connection with such an investment.

Description of the Plan

This Dividend Reinvestment and Stock Purchase Plan was adopted on November 1, 2011. The Plan will be in effect until amended, altered, or terminated. We have reserved 500,000 shares of our common stock for issuance and sale under the Plan pursuant to this prospectus. The Plan is set forth below as a series of questions and answers explaining its significant aspects.

Purpose and Advantages

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide participants with a simple and convenient method of reinvesting cash dividends paid on shares of our common stock and buying additional shares of our common stock without paying brokerage commissions. Also, the Plan provides us with a source of funds when the shares bought by Registrar and Transfer Company for participants are bought directly from us.

2.	What are the advantages of the Plan?

The Plan provides participants with the opportunity to reinvest cash dividends paid on their shares of our common stock in additional shares of our common stock (see Question 14). In addition, the Plan provides the following advantages:

●
The Plan provides eligible participants with the opportunity to make quarterly investments of optional cash amounts or automatic bank withdrawals, subject to minimum and maximum amounts, for the purchase of additional shares of our common stock (see Questions 9-11).

●
Shares of common stock issued under the Plan may be sold to participants at a discount to the market price (which is based on an average of trailing trading prices), which discount if any will be determined from time to time.

●	No brokerage commissions are paid by participants in connection with any purchase of shares made under the Plan.
●
Cash dividends paid on participants’ shares can be fully invested in additional shares of our common stock because the Plan permits fractional shares to be credited to Plan accounts. Dividends on such fractional shares, as well as on whole shares, also will be reinvested in additional shares, which will be credited to Plan accounts.

●	Periodic statements reflecting all current activity, including share purchases and latest Plan account balance, simplify participants’ record keeping.
●	The Plan Administrator provides for the safekeeping of stock certificates for shares credited to each Plan account.

Plan Administration

3.	Who Administers the Plan?

Registrar and Transfer Company, Cranford, New Jersey, our stock transfer agent (hereinafter referred to as the “Plan Administrator”), administers the Plan for participants by maintaining records, sending account statements to participants and performing other duties relating to the Plan. Shares of common stock purchased under the Plan are registered in the name of the Plan Administrator’s nominee and are credited to the accounts of the participants in the Plan. The Plan Administrator acts in the capacity as agent for participants in the Plan. We may replace the Plan Administrator at any time within our sole discretion.

The Plan Administrator can be contacted at 10 Commerce Drive, PO Box 664, Cranford, New Jersey 07016, Attn: Dividend Reinvestment Department, online at www.rtco.com, or by calling (800) 368-5948.

Participation

4.	Who is eligible to participate?

All holders of record of common stock of The First of Long Island Corporation are eligible to participate in the Plan. Beneficial owners of shares of common stock whose shares are registered in names other than their own name may participate by requesting their broker or nominee to transfer their shares into their own name or requesting that the broker or nominee enroll in the Plan on their behalf. The right to participate in the Plan is not transferable to another person apart from a transfer of a Participant’s shares of common stock of The First of Long Island Corporation. Stockholders who reside in jurisdictions in which it is unlawful for a stockholder to participate in the Plan are not eligible to participate in the Plan. Beneficial owners whose shares are registered in names other than their own (for example, in the name of a broker, bank or other nominee) and who wish to participate in the optional cash purchase feature of the Plan must become owners of record of at least one (1) share of The First of Long Island Corporation common stock.

5.	How does an eligible stockholder participate?

To participate in the Plan, a stockholder of record must complete an Enrollment Form and return it to the Plan Administrator. Copies of the Enrollment Form may be obtained at any time by written request to the Registrar and Transfer Company, 10 Commerce Drive, PO Box 664, Cranford, New Jersey 07016, Attn: Dividend Reinvestment Department, online at www.rtco.com, or by calling (800) 368-5948.

6.	When may an eligible stockholder join the Plan?

An eligible stockholder of record may enroll in the Plan at any time. If the Enrollment Form is received by the Plan Administrator no fewer than five (5) business days before the record date for a dividend payment, and the participant elects to reinvest the dividends in shares of our common stock, such reinvestment of dividends will begin with that dividend payment. Please note that the Plan does not represent any change in our dividend policy or a guarantee of the payment of any future dividends.

7.	What does the Enrollment Form provide?

The Enrollment Form allows participants to direct the reinvestment of cash dividends on 25%, 50%, 75% or all shares of our common stock then or subsequently owned by participants, and also permits eligible participants to make optional cash payments for the purchase of additional shares of our common stock in accordance with the Plan.

The Enrollment Form permits a stockholder who is reinvesting dividends and wishes to make optional cash purchases to do so by automatic withdrawals from a personal bank account. The Enrollment Form also appoints the Plan Administrator as agent for each participant and directs the Plan Administrator to apply cash dividends and any optional cash payments an eligible participant might make to the purchase of shares of our common stock in accordance with the terms of the Plan.

8.	May a stockholder have dividends reinvested under the Plan with respect to less than all of the shares of common stock registered in the stockholder’s name?

Yes. Participants may reinvest cash dividends as to 25%, 50%, 75% or 100% of the shares of our common stock registered in that shareholder’s name.

Optional Cash Payments

9.	How do optional cash payments work?

In order to be eligible to participate in the optional cash purchase feature of the Plan, a stockholder must be an owner of record of at least one (1) share of The First of Long Island Corporation common stock and the stockholder must participate in the dividend reinvestment feature of the Plan. If an eligible stockholder participant chooses to participate by optional cash payments, the Plan Administrator will apply any optional cash payment received by the Plan Administrator from the participant to the purchase of shares of our common stock for the participant’s account. Dividends payable on shares of our common stock purchased with optional cash payments will be automatically reinvested in shares of our common stock.

The Plan is designed to preclude any person, organization, or other entity from establishing a series of related accounts for the purpose of conducting arbitrage operations and/or exceeding the optional cash payment limit.

10.	How are optional cash payments made?

An initial cash payment may be made by eligible participants when enrolling by enclosing a check for not less than $50 nor more than $5,000 with the Enrollment Form. Optional cash payments may be made by sending a personal check payable to Registrar and Transfer Company and drawn on a U.S. bank in U.S. currency. Thereafter, optional cash payments may be made each quarter by either: (1) sending to the Plan Administrator the participant’s check for not less than $50 nor more than $5,000, together with the account identification stub furnished by the Plan Administrator; or (2) automatic withdrawals from a bank account in an amount not less than $50 or more than $5,000.

The election to make optional cash payments is available to each eligible participant at any time. Optional cash payments by eligible participants must be at least $50 per calendar quarter and cannot exceed a total of $5,000 in any quarter. The same amount of money need not be sent each quarter and there is no obligation to make an optional cash payment at any time.

11.	When will optional cash payments received by the Plan Administrator be invested?

Optional cash payments will be invested on the Investment Date as defined in Question 12 below. Since no interest will be paid by us or the Plan Administrator on optional cash payments, participants are urged to make optional cash payments shortly before the Investment Date. Optional cash payments of at least $50 and not more than $5,000 must be received at least five (5) business days and not more than thirty (30) calendar days before the Investment Date. It is currently anticipated that automatic withdrawals to make optional cash payments will be made on the 2nd day of January, April, July, or October, or if that day is not a business day, on the next business day.

Eligible participants may request in writing that the Plan Administrator return all or a portion of their uninvested optional cash payments at any time up to two (2) business days before the Investment Date. Optional cash payments do not constitute deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

Purchases

12.	How will purchases me made?

Shares of common stock of The First of Long Island Corporation needed to fund the Plan may be:

(i)	acquired by the Plan Administrator on the open market;
(ii)	issued directly by The First of Long Island Corporation from authorized but unissued shares;
(iii)	issued directly by The First of Long Island Corporation from treasury shares; or
(iv)	through a combination of (i) through (iii) above, at The First of Long Island Corporation’s discretion.

Open market purchases under the Plan will be made during each calendar quarter on each “Investment Date,” which will be the first business day following a dividend payment date or as soon as practicable thereafter. Purchases of shares of common stock will be made at the direction of the Plan Administrator or its selected broker/dealer. Such purchases will be made in accordance with applicable state and federal securities laws and regulations. No interest or earnings will be paid by the Plan Administrator on dividend payments pending their investment in shares of our common stock.

To the extent we fund the Plan with shares of our common stock issued directly by us from authorized but unissued shares or treasury shares, the dividends payable to participants will be retained by us as a consideration for such shares.

In the event applicable law or the closing of securities markets requires temporary curtailment or suspension of open market purchases of the shares of our common stock, the Plan Administrator is not accountable for its inability to make purchases at such time. If shares of our common stock are not available for purchase for a period of longer than 30 days from the prior dividend payment date, the Plan Administrator will promptly mail to each participant a check in the amount of any unapplied funds in the participant’s account.

13.	How many shares of common stock will be purchased for participants?

The number of shares that will be purchased for each participant on any dividend payment date will depend on the amount of the participant’s cash dividend (and any optional cash payment) and the purchase price of shares of our common stock. Each participant’s account will be credited with that number of shares (including fractional shares computed to four (4) decimal places) equal to the total amount to be invested, divided by the applicable purchase price (also computed to four (4) decimal places).

14.	What will be the price of shares of common stock purchased under the Plan?

In making purchases of shares of our common stock for a participant’s account associated with each Investment Date, the Plan Administrator will commingle the participant’s funds with those of other participants under the Plan. With respect to shares purchased on the open market, the prices of shares of our common stock purchased for participants under the Plan for each Investment Date will be equal to the average price of all shares of the common stock purchased on the Investment Date by the Plan Administrator on behalf of the Plan. With respect to shares purchased directly from The First of Long Island Corporation, the price of such shares will be the average closing price of shares of our common stock as quoted on the NASDAQ Capital Market for the trailing 5 trading days immediately preceding the applicable Investment Date. With respect to shares issued directly by The First of Long Island Corporation, we may issue the shares at a discount to the price as so determined.  The discount may be up to 5% of the market price.  We reserve the right to change or eliminate any discount at any time. The Plan Administrator shall have no responsibility with respect to the market value of the shares of our common stock acquired under the Plan for participant accounts. The First of Long Island Corporation will bear all costs of administering the Plan, except as described under Question 16 below.

15.	How are dividends on shares purchased through the Plan applied?

The purpose of the Plan is to provide the participant with a convenient method of purchasing shares of common stock and to have the dividends on those shares reinvested.

Accordingly, dividends paid on shares held in the Plan will be automatically reinvested in additional shares of common stock unless and until the participant elects in writing to terminate participation in the Plan.

Cost To Participants

16.	Are there any expenses to participants in connection with purchases under the Plan?

No. Participants will make purchases of shares of common stock under the Plan without the payment of brokerage commissions, and we will pay all fees in connection with purchases of shares of our common stock under the Plan, except for costs associated with the actual purchase price of shares of common stock purchased on the Investment Date. There are no service charges to participants in connection with purchases of shares of common stock under the Plan. All costs of administration of the Plan are paid by us.

However, there will be a $10 fee if a participant requests to withdraw from the Plan. A certificate will be issued for all whole shares and a check will be issued for the cash payment to be made for any fraction of a share. In addition, if a participant requests the Plan Administrator to sell his or her shares in the event of his or her withdrawal from the Plan, the participant will pay the applicable brokerage commission associated with the sale of such shares, any required transfer tax, and applicable service charges. There is also a $15 fee to sell shares under the Plan (see Question 20).

Reports to Participants

17.	How will participants be advised of their purchases of shares of common stock?

As soon practicable after each purchase, each participant will receive an account statement from the Plan Administrator. These statements are the participant’s continuing record of the purchase price of the shares of our common stock acquired and the number of shares acquired, and should be retained for tax purposes. Participants also will receive, from time to time, communications sent to all record holders of shares of our common stock.

Dividends

18.	Will participants be credited with dividends on shares held in their account under the Plan?

Yes. The participant’s account will be credited with dividends paid on whole shares and fractional shares credited to the participant’s account. The Plan Administrator will automatically reinvest the cash dividends received for the purchase of additional shares of our common stock.

Stock Certificates

19.	Will stock certificates be issued for shares of common stock purchased?

The Plan Administrator will hold all shares of common stock purchased under the Plan in the name of its nominee. Normally, certificates for shares of our common stock purchased under the Plan will not be issued to participants. The number of shares credited to an account under the Plan will be shown on the participant’s account statement.

The participant may receive certificates for whole shares accumulated in his or her account under the Plan by sending a written request to the Plan Administrator. Participants may request periodic issuance of certificates for all full shares in the account. When certificates are issued to the participant, future dividends on such shares will be reinvested in additional shares of common stock. Any undistributed shares will continue to be reflected in the participant’s account. No certificates representing fractional shares will be issued.

The participant’s rights under the Plan and shares credited to the account of the participant under the Plan may not be pledged. A participant who wishes to pledge such shares must request that certificates for such shares be issued in his or her name.

Accounts under the Plan are maintained in the names in which certificates of participants were registered at the time they entered the Plan. Additional certificates for whole shares will be similarly registered when issued.

Sale of shares from the plan

20.	How does a participant sell shares from the Plan?

A participant may request that any and all of the shares credited to his or her account be sold by the Plan Administrator. If such a sale is requested, the sale will be made for the account of the participant by the Plan Administrator’s broker within ten days after the receipt of the request at the prevailing market price at the time of such sale. Participants cannot set any price limits or other conditions or restrictions on the sale.  Within ten business days after the sale, the participant will receive from the Plan Administrator a check for the proceeds of the sale less the $15 liquidation fee, any applicable brokerage commission and any transfer tax. The signature on any request for sales of $10,000 or higher must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program.

Because the Plan Administrator will sell the shares on behalf of the Plan, neither The First of Long Island Corporation nor any participant in the Plan has the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the Plan, and you will bear the market risk associated with fluctuations in the price of our common stock. Accordingly, if you send in a request to sell shares, it is possible that the market price of our common stock could go down or up before the broker sells your shares.

Withdrawals From the Plan

21.	How does a participant withdraw from the Plan?

A participant may withdraw from the Plan at any time by sending a written withdrawal notice to the Plan Administrator and including payment of the $10.00 termination fee (see Question 5 for full name and address of Plan Administrator). Notice received after a particular dividend record date will be effective following the payment date of such dividend. When a participant withdraws from the Plan, certificates for whole shares credited to the participant’s account under the Plan will be issued and a cash payment will be made for any fraction of a share (see Question 19).

Upon withdrawal from the Plan, the participant also may request that all of the shares credited to his or her account be sold by the Plan Administrator. If such a sale is requested, the sale will be made for the account of the participant by the Plan Administrator’s broker within ten business days after receipt of the request at the prevailing market price at the time of such sale. Within ten business days after the sale, the participant will receive from the Plan Administrator a check for the proceeds of the sale less the $15 liquidation fee, any applicable brokerage commission and any transfer tax. The signature on any request for sales of $10,000 or higher must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program.

22.	What happens to a fraction of a share when a participant withdraws from the Plan?

When a participant withdraws from the Plan, a cash adjustment representing the value of any fraction of a share then credited to the participant’s account will be mailed by check directly to the participant. The cash adjustment will be based on the closing price of the shares of common stock on the date on which the termination is processed by the Plan Administrator. In no case will certificates representing a fractional share interest be issued.

Additional Services

23.           Safekeeping of Shares

As an additional service to Plan participants, you may deposit certificates for shares of our common stock held by you with the Plan administrator for safekeeping. If you wish to use this service, you should send your stock certificates to the Plan Administrator at the address set forth in Question 5. A service fee of $5 is charged by the Plan Administrator for each deposit of one or more certificates.

A personal check for $5, drawn from a U.S. bank in U.S. currency, made payable to Registrar and Transfer Company must accompany the request. Delivery of certificates is at your risk and, for delivery by mail, insured registered mail with return receipt requested is recommended. The receipt of any shares delivered for safekeeping will be shown on your account statement. Participating stockholders may withdraw their shares from the Plan Administrator’s custody at any time by requesting in writing that a certificate be issued for some or all of the full shares held by it.

Other Information

24.	What happens when a participant ceases to be a record owner of shares of common stock as of a dividend record date?

If a participant ceases to be a registered owner of at least one (1) share of The First of Long Island Corporation common stock (including shares credited to his or her account under the Plan), participation in the Plan terminates and optional cash purchases are not permitted.  A cash payment will be made to the participant for any fractional shares and for any uninvested cash balance in the account, and the account will be terminated.

25.	What happens if The First of Long Island Corporation issues a stock dividend, declares a stock split or makes a rights offering?

Any shares representing stock dividends or stock splits distributed by The First of Long Island Corporation on shares credited to the account of a participant under the Plan will be added to the participant’s account. Shares representing stock dividends or split shares distributed on shares registered in the name of the participant will be mailed directly to such participant in the same manner as to stockholders who are not participating in the Plan. In the event The First of Long Island Corporation makes a rights offering of any of its securities to holders of common stock, participants in the Plan will be notified by The First of Long Island Corporation in advance of the commencement of the offering. Participants should instruct the Plan Administrator to transfer whole plan shares into their own names prior to the record date for such offering if they wish to exercise such rights. If no such instructions are received by the Plan Administrator prior to such record date, then such rights shall terminate with respect to both the participant and the Plan Administrator.

26.	How will participant’s shares held under the Plan be voted at meetings of stockholders?

Shares credited to the account of a participant under the Plan (other than fractional shares) will be automatically added to the shares covered by the proxy sent to the stockholder with respect to his or her other shares in The First of Long Island Corporation and may be voted by such holder pursuant to such proxy. The Plan Administrator will forward any proxy solicitation materials relating to the shares of common stock held by the Plan to the participating stockholder.

Where no instructions are received from a participant with respect to a participant’s shares held under the Plan, or otherwise, such shares shall not be voted unless the participant votes such shares in person.

27.	What are the income tax consequences of participation in the Plan?

In general, a participant in the Plan has the same Federal and state income tax obligations with respect to dividends credited to his or her account under the Plan as other holders of shares of common stock who elect to receive cash dividends directly. A participant is treated for income tax purposes as having received, on the dividend date, a dividend in the amount equal to the fair market value of the shares of common stock credited to his or her account under the Plan, even though that amount was not actually received by the participant in cash, but, instead, was applied to the purchase of additional shares for his or her account. In addition, any brokerage commissions and service charges paid by The First of Long Island Corporation on behalf of the participant are deemed to constitute dividend income by the Internal Revenue Service. Such amounts, if any, will be included on any annual information return filed with the Internal Revenue Service, a copy of which will be sent to the participant.

The cost basis of each share of common stock credited to a participant’s account pursuant to the dividend reinvestment aspect of the Plan is the fair market value of the shares of our common stock on the Investment Date, and the holding period for such shares begins on the day following the Investment Date. The receipt by a participant of certificates representing whole shares previously credited to his or her account under the Plan upon withdrawal from the Plan or pursuant to the request of the participant will not result in the recognition of taxable income. A participant will recognize a gain or a loss when shares are sold on behalf of the participant upon withdrawal from the Plan or when the participant sells shares after the participant’s withdrawal from the Plan.

All participants are advised to consult with their own tax advisors to determine the particular tax consequences that may result from their participation in the Plan and the subsequent sale by them of shares purchased pursuant to the Plan.

28.	What are the responsibilities of The First of Long Island Corporation under the Plan?

The First of Long Island Corporation, and the Plan Administrator in administering the Plan, will not be liable for any act done in good faith or for the good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death or judicially declared incompetence or with respect to the prices at which shares are purchased for the participant’s account, and the times that such purchases are made, with respect to any loss or fluctuation in the market value after purchase of shares, or with respect to any sales of shares of common stock made under the Plan on behalf of the participant.

29.	Who bears the risk of market price fluctuations in the shares of common stock?

A participant’s investment in shares acquired under the Plan is no different from direct investment in shares of our common stock. The participant bears the risk of loss and realizes the benefits of any gain from market price changes with respect to all such shares held in the Plan, or otherwise. Neither The First of Long Island Corporation nor the Plan Administrator makes any representations with respect to the future value of the shares of our common stock purchased under the Plan. The participant should recognize that The First of Long Island Corporation, the Plan Administrator and related parties cannot assure the participant of realizing any profits or protect the participant against a loss related to investment in the shares of our common stock purchased or sold under the Plan. The shares of common stock purchased in accordance with the Plan do not constitute savings accounts or deposits issued by a savings institution or bank and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

30.	May the Plan be changed or discontinued?

The Plan may be amended, suspended, modified or terminated at any time by our Board of Directors without the approval of the participants.  Thirty (30) calendar days notice of any suspension, termination or amendment or modification that would have a material adverse effect on the participants’ rights under the Plan will be sent to all participants, who shall at all times have the right to withdraw from the Plan.  In addition, the administrative fees referenced in this prospectus are based on fees charged to The First of Long Island Corporation and are therefore subject to change from time to time upon reasonable notice.

The First of Long Island Corporation or the Plan Administrator may terminate a stockholder’s individual participation in the Plan at any time by written notice to the stockholder. In such event, the Plan Administrator will request instructions from the participant for disposition of the shares in the account. If the Plan Administrator does not receive instructions from the participant, it will send the participant a certificate for the number of whole shares held for the participant under the Plan and a check for any fractional share.

USE OF PROCEEDS

The net proceeds to us from the sale of newly issued shares of common stock (or from treasury shares) under the Plan will be used for general corporate purposes, which may include investments at the holding company level, investments in or extensions of credit to our banking subsidiary and possible acquisitions. The precise amounts and timing of the application of net proceeds will depend upon our funding requirements and availability of other funds. To the extent shares of common stock used to fund the Plan are purchased on the open market, there will be no proceeds to us from the purchase of shares.

LEGAL MATTERS

The legality of issuance of the shares of common stock offered hereby has been passed upon for The First of Long Island Corporation by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

EXPERTS

The consolidated financial statements of The First of Long Island Corporation, as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, which are incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2010, have been incorporated in reliance upon the report of Crowe Horwath LLP, independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

FORWARD-LOOKING STATEMENTS

The First of Long Island Corporation makes forward-looking statements in this prospectus and the documents incorporated into it by reference. These forward-looking statements include: statements of goals, intentions, and expectations; estimates of risks and of future costs and benefits; assessments of probable loan losses; assessments of market risk; and statements of the ability to achieve financial and other goals. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements and future results could differ materially from historical performance.  Our forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities market; fluctuations in the trading price of our common stock; changes in interest rates; changes in deposit flows, and in the demand for deposit and loan products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; our ability to retain key members of management; changes in legislation, regulation, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties. We provide greater detail regarding some of these factors in our Form 10-K for the year ended December 31, 2010, including the Risk Factors section of that report. Our forward-looking statements may also be subject to other risks and uncertainties, including those that we may discuss elsewhere in other documents we file with the SEC from time to time.

INDEMNIFICATION

Our directors and executive officers are entitled to indemnification as expressly permitted by the provisions of the New York Business Corporation Law, as amended, and our Certificate of Incorporation. We also have directors’ and officers’ liability insurance, which provides, in general, insurance to our directors and officers against any loss by reason of any of their wrongful acts, subject to the terms and conditions of the policy. Insofar as indemnification for liabilities arising under the Securities Act of 1993, as amended, may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. Our public filings are also available on the Web site maintained by the SEC (www.sec.gov).

We have filed with the SEC a Registration Statement on Form S-3 that registers the shares of our common stock being offered pursuant to this prospectus. This prospectus is part of that Registration Statement. The Registration Statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit certain information included in the Registration Statement from this prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document.

The following documents, which we filed with the SEC (File No. 001-32964), are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2010;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011; and

•	Current Reports on Form 8-K filed on February 1, 2011, April 22, 2011, July 29, 2011 and November 3, 2011 (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K).

We also incorporate by reference additional documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 after the date of this prospectus and before the termination of the Plan; provided, however, that we are not incorporating any information deemed furnished and not filed in any Current Report on Form 8-K. Any statement in this prospectus or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that the statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference herein (other than exhibits to the documents unless the exhibits are specifically incorporated in this prospectus by reference). Your request should be directed to the Corporate Secretary, The First of Long Island Corporation, 10 Glen Head Road, Glen Head, New York, 11545; telephone number (516) 671-4900.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the approximate amount of fees and expenses which may be incurred by the Company in connection with the issuance and distribution of shares of Common Stock pursuant to the Prospectus contained in this Registration Statement and which will be paid by the Company.

Securities and Exchange Commission registration fee	$1,463
Accounting fees and expenses	3,000
Legal fees and expenses	10,000
Printing	5,000
Transfer agent fees and expenses	2,000
Miscellaneous expenses	1,000
Total	$22,463

Item 15.	Indemnification of Directors and Officers.

The New York Business Corporation Law authorizes indemnification of directors and officers under certain circumstances.  The certificate of incorporation of the Registrant provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under New York Business Corporation Law as the same exists or may hereafter be amended.  Any repeal or modification of this provision of the Certificate of Incorporation by the stockholders of the Registrant shall not adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or modification.

The bylaws of the Registrant provide that any person who at any time (i) shall serve or shall have served as a director, officer, or employee of the Registrant or (ii) at the request of the Registrant, shall serve or shall have served any other corporation, association, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, trustee, officer, employee, or in any other capacity, and the heirs, executors and administrators of such person, shall be indemnified by the Registrant in accordance with and to the fullest extent permitted by New York law, including the Business Corporation Law of the State of New York, as the same exists or may hereafter be amended.  The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such person may be entitled.

The bylaws further provide that the provisions of the Registrant’s bylaws regarding indemnification shall be deemed to be a contract between the Registrant and each director and officer of the Registrant who serves in any such capacity at any time while this provision or the relevant provisions of New York law, as the same exists or may hereafter be amended, may be in existence; and any amendment of any such law or of the bylaw provision regarding indemnification shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

The bylaws also provide that the Registrant shall have the power, to the fullest extent permitted by New York law, as the same exists or may hereafter be amended, to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such capacity or arising out of his status as such whether or not the Registrant would have the power to indemnify him against any such liability under the provisions of the bylaws.

Item 16.	Exhibits.

The following is a list of exhibits filed as part of the Registration Statement:

5.1	Opinion of Luse Gorman Pomerenk & Schick, P.C.
10.1	The First of Long Island Corporation Dividend Reinvestment and Stock Purchase Plan (see the prospectus included in Part I of this registration statement)
23.1	Consent of Crowe Horwath, LLP, independent registered accounting firm
23.2	Consent of Luse Gorman Pomerenk & Schick, P.C. (included in Exhibit 5.1)
24.1	Power of Attorney (set forth on the signature page of this registration statement)

Item 17.	Undertakings.

a.	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

iv.
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, at Glen Head, Town of Oyster Bay, State of New York, on November 9, 2011.

THE FIRST OF LONG ISLAND CORPORATION

By:	/s/ Michael N. Vittorio
Michael N. Vittorio
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of The First of Long Island Corporation (the “Company”) hereby severally constitute and appoint Michael N. Vittorio and Mark D. Curtis as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Michael N. Vittorio and Mark D. Curtis may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-3 relating to the offering of the Company’s Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Michael N. Vittorio and Mark D. Curtis shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Walter C. Teagle III	Non- Executive Chairman of the Board	November 9, 2011
Walter C. Teagle III

/s/ Michael N. Vittorio	President, Chief Executive Officer and	November 9, 2011
Michael N. Vittorio	Director (Principal Executive Officer)

/s/ Mark D. Curtis	Senior Vice President and	November 9, 2011
Mark D. Curtis	Treasurer (Principal Financial Officer
and Principal Accounting Officer)

/s/ Allen E. Busching	Director	November 9, 2011
Allen E. Busching

/s/ Paul T. Canarick	Director	November 9, 2011
Paul T. Canarick

/s/ Alexander L. Cover	Director	November 9, 2011
Alexander L. Cover

/s/ Howard Thomas Hogan, Jr.	Director	November 9, 2011
Howard Thomas Hogan, Jr.

/s/ John T. Lane	Director	November 9, 2011
John T. Lane

/s/ J. Douglas Maxwell, Jr.	Director	November 9, 2011
J. Douglas Maxwell, Jr.

/s/ Stephen V. Murphy	Director	November 9, 2011
Stephen V. Murphy

/s/ Milbrey Rennie Taylor	Director	November 9, 2011
Milbrey Rennie Taylor

EXHIBIT INDEX

Exhibit No.	Exhibit

5.1	Opinion of Luse Gorman Pomerenk & Schick, P.C.
10.1	The First of Long Island Corporation Dividend Reinvestment and Stock PurchasePlan (see the prospectus included in Part I of this registration statement)
23.1	Consent of Crowe Horwath, LLP, independent registered accounting firm
23.2	Consent of Luse Gorman Pomerenk & Schick, P.C. (included in Exhibit 5.1)
24.1	Power of Attorney (set forth on the signature page of this registration statement)